Exhibit 99.1
Contact:
Capital Group Communications, Inc. - Investor Relations
(415) 332-7200
(415) 332-7201
Website: http://www.capitalgc.com

Sino Clean Energy Inc.
Ming Lee, Assistant to the Chairman
+86-29-84067376

For Immediate Release

Sino Clean Energy Announces Completion of $11.6 Million Financing

Xi’an, China – July 22, 2009 – Sino Clean Energy, Inc. (OTCBB:SCLX) (“Sino Clean Energy”, the “Company”), which produces and distributes coal-water mixture in the People's Republic of China (“PRC”), reported today that it has raised gross proceeds of approximately $11.6 million in a private equity financing with several institutional and accredited investors. The Company sold approximately $11.6 million in aggregate principal amount of 10% senior secured convertible notes and warrants to purchase up to approximately 30.5 million shares of common stock in two separate closings, on July 1 and 20, 2009. Axiom Capital Management, Inc. acted as placement agent for this transaction.

The notes mature three years from issuance and have an initial conversion price of $0.19 per share. Interest is payable quarterly in cash on the first day of January, April, July and October of each year and on maturity date, commencing October 1, 2009. The notes are secured by a personal guaranty by Baowen Ren, our Chairman and Chief Executive Officer, as well as a pledge of 35 million shares of common stock held by Mr. Ren and certain other shareholders of the Company. The conversion price is automatically adjusted 25% lower if the Company does not achieve $40 million in revenue and $10 million in net income for fiscal 2009, and 20% lower if the Company does not achieve $70 million in revenue and $15 million in net income for fiscal 2010.

The warrants expire in three years with an initial exercise price of $0.285 per share.

“The capital raised affords us the opportunity to move forward on increasing our production capacity, currently at 350,000 metric tons annually,” commented Mr. Ren. “With more companies turning to coal-water mixture for their energy needs, we want to be in a position to meet the anticipated increase in demand.”

In conjunction with the first closing on July 1, 2009, the Company redeemed or converted all of the then outstanding 18% senior convertible debentures that the Company previously issued in September 2008, including all accrued interests.

About Sino Clean Energy

Sino Clean Energy is a U.S. publicly traded company and a China-based producer and distributor of coal-water mixture (“CWM”). Based in Shaanxi Province, Sino Clean Energy is the largest CWM producer in Northwestern China. For more information about Sino Clean Energy, please visit http://www.suoang.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:  This press release contains certain "forward-looking statements," as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to uncertainties in product demand, the impact of competitive products and pricing, our ability to obtain regulatory approvals, changing economic conditions around the world, release and sales of new products and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.